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Exhibit 99.2

Consent of Proposed Director

        The undersigned hereby consents to serve as a director of Granahan McCourt Acquisition Corporation (the "Corporation") if the Agreement and Plan of Merger (the "Merger Agreement"), by and among Satellite Merger Corp., a Georgia corporation ("Merger Sub"), the Corporation, Pro Brand International, Inc., a Georgia corporation ("PBI"), and each of the equityholders of PBI listed therein, and the transactions contemplated by the Merger Agreement, are consummated, and to be named as a potential director of the Corporation in the Registration Statement on Form S-4 related to the Merger Agreement.

By:	/s/ JAMES P. CROWNOVER
Name:	James P. Crownover
Date:	May 7, 2008

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  Exhibit 99.2
Consent of Proposed Director